Exhibit 99.1

Polished.com Regains Compliance with NYSE American Continued Listing Standards

BROOKLYN, N.Y.--(BUSINESS WIRE)--Polished.com Inc. (NYSE American: POL) (“Polished” or the “Company”) today announced that it has received a notification letter from the New York Stock Exchange (“NYSE”) that it has officially regained compliance with the NYSE American’s continued listing standards.

With the Company’s July 31, 2023 filing of a comprehensive Form 10-K for the fiscal year ended December 31, 2022, which also covered delayed filings for the quarters ended June 30, 2022, September 30, 2022 and March 31, 2023, and restated filing for the quarter ended March 31, 2022, Polished is now in compliance with Section 1007 of the NYSE American Company Guide. The Company will be removed from the late filers’ list disseminated by the NYSE American, will retain its listing status and will continue to be traded on that exchange.

ABOUT POLISHED

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project’s budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its “Love-It-Or-Return-It” 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS

Investor Relations

ir@polished.com